EXHIBIT 3.1

                                               STATE OF DELAWARE
                                               SECRETARY OF STATE
                                            DIVISION OF CORPORATIONS
                                            FILED 09:00 AM 03/08/2002
                                               020158096-3500203


                         CERTIFICATE OF INCORPORATION
                                     OF
                       RIDGEFIELD INDUSTRIES CORPORATION



                                 ARTICLE I
                                   Name

The name of the Corporation is Ridgefield Industries Corporation.


                                 ARTICLE II
                                  Business

The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                ARTICLE III
                             Registered Office

The address of the Corporation's initial registered office in the State of Delaware is 1220 N. Market Street, Suite 606, City of Wilmington, County of New Castle, Delaware 19801, and its registered agent at such address is Registered Agents, Ltd.

                                ARTICLE IV
                          Authorized Capital Stock

The total number of shares of all classes of stock which the Corporation has the authority to issue is 100,000,000 shares, consisting of 80,000,000 shares of Common Stock, $.0001 pa value per share, and 20,000,000 shares of Preferred Stock, $.0001 par value per share.

The Corporation's Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, rights, powers, privileges and preferences of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.


                                ARTICLE V
                              Incorporator

Sid Garnett, Registered Agents, Ltd., 1220 N. Market Street, Suite 606, Wilmington, DE 19801.


                               ARTICLE VI
                      Voting and Pre-Emptive Rights

Number of Votes - Each share of Common Stock has one vote on each matter on which the share is entitled to vote.

Majority Votes - A majority vote of a quorum of Shareholders (consisting of the holders of a majority of the shares entitled to vote, represented in person or by proxy) is sufficient for any action which requires the vote or concurrence of Shareholders, unless otherwise required or permitted by law or the by-laws of the Corporation.

Non-Cumulative Voting - Directors shall be elected by majority vote. Cumulative voting shall not be permitted.

Pre-Emptive Rights - No Shareholder or other person shall have any pre-emptive rights whatsoever.


                             ARTICLE VII
                               By-Laws

The initial by-laws shall be adopted by the Shareholders or the Board of Directors. The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the Board of Directors, subject to repeal or change by action of the Shareholders.


                              ARTICLE VIII

               DIRECTOR LIABILITY AND INDEMNIFICATION OF AGENTS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation
Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of any of the provisions that are set forth in either or both of the immediately preceding two sentences by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advances of expenses to) directors, officers and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, agents and other persons, votes of stockholders or disinterested directors or otherwise, in excess of the indemnification and advances of expenses otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory),with respect to actions for breach of duty to the Corporation, its stockholders and others. Any repeal or modification of any of the provisions that are set forth in the immediately preceding sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the incorporator hereunto has executed this certificate of incorporation by on this sixth day of March 2002.


                            /s/ Sid Garnett
                            -------------------------
                            Sid Garnett, Incorporator